Exhibit 99.1

FOR IMMEDIATE RELEASE

For:                        MAF Bancorp, Inc.                                         Contacts:     Jerry A. Weberling, Chief
                               55th Street & Holmes Avenue                                               Financial Officer
                               Clarendon Hills, IL 60514                                                        (630) 887-5999

                               www.mafbancorp.com                                                         Michael J. Janssen, SVP
                                                                                                                                    (630) 986-7544

MAF BANCORP REPORTS THIRD QUARTER EARNINGS OF
$.74 PER SHARE

Clarendon Hills, Illinois, October 20, 2006 - MAF Bancorp, Inc. (MAFB) reported net income for the quarter ended September 30, 2006 of $24.7 million, or $.74 per diluted share, compared to net income of $27.0 million, or $.83 per diluted share in last year’s third quarter. Net income for the nine months ended September 30, 2006 was $75.5 million or $2.23 per diluted share compared to $76.2 million or $2.30 per diluted share for the comparable period in 2005.

Allen Koranda, Chairman of the Board and Chief Executive Officer commented, “The inverted yield curve and a slowing housing market create a challenging earnings environment for us in our mortgage lending business. Our strategy has been to limit growth in the balance sheet in this environment rather than committing capital at unattractive spreads. We are pleased that we have been successful in our initiative to grow business banking loan balances throughout 2006, which has allowed us to achieve a favorable shift in our portfolio mix. We have also done well in keeping expenses in check and will be making efforts to continue this progress in the quarters ahead.”

Net Interest Income and Net Interest Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net interest margin	2.52%	2.84	2.57%	2.94
Interest rate spread	2.25	2.61	2.29	2.74
Net interest income (000's)	$65,124	66,124	$199,493	200,741
Average assets:
Yield on interest-earning assets	5.89%	5.23	5.73%	5.15
Yield on loans receivable	6.22	5.48	6.05	5.36
Yield on mortgage-backed securities	4.66	4.24	4.58	4.17
Average interest-earning assets (000's)	$10,319,474	9,301,466	$10,350,265	9,088,716
Average liabilities:
Cost of interest-bearing liabilities	3.64%	2.62	3.44%	2.41
Cost of deposits	3.08	2.01	2.85	1.82
Cost of borrowed funds	4.64	3.78	4.50	3.65
Cost of junior subordinated debt	6.90	5.21	6.60	5.20
Average interest-bearing liabilities (000's)	$9,534,214	8,468,997	$9,509,105	8,250,158

Net Interest Margin: 3rd Quarter 2006 v. 2nd Quarter 2006. The net interest margin declined three basis points during the quarter primarily due to the cost of interest-bearing liabilities continuing to increase at a faster pace than the yield on interest-earning assets. The cost of interest-bearing liabilities in the current period was impacted by local market competitive pressures on core deposit pricing and a continued change in our mix of deposits due to consumers shifting deposits into higher-yielding certificates of deposit. In light of the pressure on the net interest margin from the inverted yield curve and other factors, we are limiting growth in our lowest yielding asset categories, consisting of one- to four-family first mortgages and securities, and using cash flows from these portfolios to grow business banking loans. We expect some further compression in the net interest margin due to the inverted yield curve environment and changing deposit mix, which should in part be mitigated by the benefits of loan repricing. Approximately, $1.9 billion of the $3.4 billion of adjustable rate one- to four-family mortgage loans in our portfolio are scheduled to roll out of their initial fixed-rate period over the next nine quarters.

Net Interest Margin: 3rd Quarter 2006 v. 3rd Quarter 2005. On a year-over-year basis, the net interest margin declined by 32 basis points. The rise in short-term interest rates, a flattening yield curve environment over the past 12 months, lower dividend yield on our investment in Federal Home Loan Bank of Chicago stock, higher deposit pricing driven by increased pricing competition and a continued shift of funds out of lower cost core deposits into certificates of deposit have all negatively impacted our net interest margin over the past year. Additionally, we repurchased 1.9 million shares of stock using borrowed funds, which improved earnings per share results but had the effect of reducing the net interest margin. We also increased our investments in bank-owned life insurance (earnings from which are classified as non-interest income) and real estate held for development in the last twelve months which negatively impacts the net interest margin.

Loan Portfolio Composition¹

	9/30/06		6/30/06		12/31/05
	(Dollars in thousands)
One- to four-family	$4,407,154	56.2%	$ 4,574,181	57.3%	$ 4,256,913	59.0%
Home equity lines of credit	1,250,136	15.9	1,283,042	16.0	1,282,154	17.8
Home equity and consumer loans	103,528	1.3	96,229	1.2	70,162	1.0
Multi-family	800,624	10.2	787,180	9.8	698,659	9.7
Commercial real estate	614,952	7.8	610,881	7.6	492,307	6.8
Construction	181,932	2.3	164,433	2.1	109,691	1.5
Land	299,377	3.8	289,183	3.6	171,580	2.4
Commercial business loans	194,759	2.5	190,367	2.4	129,771	1.8

Total loans receivable, net	$7,852,462	100.0%	$ 7,995,496	100.0%	$ 7,211,237	100.0%

¹     Certain loan reclassifications have been made for December 31, 2005 to conform to current period classification.

The decline in our loan portfolio balances since June 30, 2006 (7.2% annualized), reflects our strategy to limit growth in lower yielding one- to four-family residential loans by selling more of our originations, while emphasizing portfolio growth in other loan categories. Non one- to four-family and home equity loans grew at an annualized rate of 11% over the past three months, primarily reflecting growth in our business banking operations.

Non-Interest Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Total non-interest income (000's)	$23,070	20,360	$65,769	57,035
Non-interest income / total revenue¹	26.2%	23.5	24.8%	22.1

¹     Total revenue equals net interest income plus non-interest income

Non-interest income in the current quarter increased 13.3% compared to the third quarter of 2005. The increases are primarily the result of higher gains on sale of loans, higher deposit service fee income, loan servicing fee income and brokerage and insurance commissions. Excluding the impact in the prior year period of $648,000 of income from tax-free insurance death benefits and $355,000 of gains on the disposition of various assets, non-interest income in the third quarter increased by 19.2% compared to last year’s third quarter. Non-interest income for the current nine month period increased 15.3% compared to the prior year nine-month period.

Residential Mortgage Originations, Sales and Servicing

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Dollars in thousands)
1-4 Family Originations and Purchases
Fixed-rate	$160,920	213,713	$465,410	515,370
Adjustable rate	221,912	358,729	753,035	1,010,293

Total	$382,832	572,442	$1,218,445	1,525,663

Fixed-rate %	42%	37	38%	34
Adjustable rate %	58	63	62	66
Refinance %	28	31	30	31
Loan Sales
One- to four-family fixed-rate	$180,918	205,102	$484,931	494,863
One- to four-family adjustable rate	148,955	2,622	390,909	24,839

Total one- to four-family	329,873	207,724	875,840	519,702
Home equity loans and lines of credit	53,693	23,570	93,303	127,572

Total loans sold	$383,566	231,294	$969,143	647,274

Gain on sale of one- to four - family mortgages	$2,974	2,159	$7,663	5,524
Gain on sale of home equity loans and lines of credit	595	495	1,315	3,310

Total loan sale gains	$3,569	2,654	$8,978	8,834

Margin on one- to four -family loan sales	.90%	1.04	.87%	1.06
Loan Servicing
Loan servicing fee income	$920	479	$2,548	1,818
Valuation recovery on mortgage servicing rights	—	—	—	125
Capitalized mortgage servicing rights as a percentage
of loans serviced for others	.67%	.69	.67%	.69

One- to four-family mortgage loan volume during the third quarter continued to be impacted by the weakness in the real estate markets, consistent with the overall slowdown in the mortgage industry.

Despite lower origination volumes, we increased our loan sale volume 66% in the current quarter compared to the third quarter of 2005, and 50% for the current nine-month period compared to the prior year period, as part of our balance sheet strategy. Margins on sale declined modestly due to selling a higher proportion of adjustable-rate mortgages, which have a lower gain on sale margin. Higher sales volume of equity lines of credit during the current quarter also impacted loan sales gains

Loan servicing income increased primarily due to continued growth in the loans serviced for others portfolio and lower mortgage servicing rights amortization expense as loan prepayments have slowed in the servicing portfolio. To take advantage of attractive market opportunities, we have plans to sell approximately $1 billion of mortgage loan servicing rights in the fourth quarter.

Deposit Account Service Fees

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Deposit account service charges (000's)	$11,388	9,342	$30,779	25,757
Deposit account service fees / total revenue	12.9%	10.8	11.6%	10.0
Number of checking accounts (period end)	267,200	252,900	267,200	252,900

We experienced a 21.9% increase in deposit account service charges for the current three-month period compared to last year’s third quarter and a 19.5% increase for the current nine-month period compared to the prior year period. The growth reflects increases in debit card activity and higher consumer overdraft activity due in part to allowing overdrafts at ATMs. The expansion of the deposit base relating to the February 2006 EFC acquisition also increased our overall service fees.

Real Estate Development Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Real estate development income (loss) - total (000's)	$(111)	—	$1,091	166
Residential lot sale closings	10	—	86	4
Pending lot sales (period end)	32	186	32	186
Real estate held for development or sale (period end) (000's)	$77,963	50,332	$77,963	50,332

The net loss in real estate development for the current quarter results from a reduction in previously recorded gains on lots sold in our Springbank development due to higher estimated project completion costs, which more than offset $185,000 of profits from the closings of ten Springbank lots. Included in the results for the current nine-month period is $368,000 of income related to a prior land development project, where the final three lots were sold and the project finalized.

The increase in the balance of investment in real estate as compared to a year ago relates primarily to continued land purchases and development cost expenditures related to Springbank. Investment in real estate also includes $8.8 million paid to complete the purchase of 160 acres of land in Plainfield, Illinois near Springbank acquired at the end of the second quarter of 2006 for future development. The contract had been pending for several years.

Lot sales in the fourth quarter of 2006 and into 2007 will be negatively impacted by the slowdown in the real estate market as the increase in inventory of existing homes for sale and weak outlook for new home sales has reduced builder demand for new lots. We expect little income from real estate operations in the remainder of 2006.

Non-Interest Expense

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Total non-interest expense (000's)	$49,556	45,499	$148,011	141,138
Non-interest expense to average assets	1.75%	1.80	1.74%	1.91
Efficiency ratio ¹	56.19	52.68	55.96	54.94
¹

The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and write-down of mortgage-backed and investment securities and fixed assets.

Total non-interest expense in the current quarter increased $4.1 million, or 8.9% compared to the third quarter of 2005. Compensation and benefits increased by $1.8 million, or 7.2%, due to normal annual salary increases and increased employee headcount, partly due to our acquisition of EFC Bancorp in February 2006. Office occupancy and equipment increased by $566,000, or 7.6%, primarily due to the addition of two new branches over the past year and seven branches acquired in the EFC acquisition. Advertising and promotion expenses were $265,000 higher in the current quarter compared to the prior year quarter as we initiated several promotional campaigns later in the year in 2006. Fraud losses increased compared to the prior year quarter by $568,000, or 83%, in the current quarter primarily due to one internal fraud incident.

Included in other non-interest expense for this quarter is an expense for establishing a $1 million reserve for estimated loss related to a $6.8 million standby letter of credit backing an industrial revenue bond. The letter of credit is secured by a 62,000 square foot office building in west suburban Chicago that is experiencing low occupancy levels. Based on recent discussions with the borrower, the Bank expects to advance funds under the letter of credit to repay the bond, which matures in December 2006.

Non-interest expense totaled $148.0 million in the current nine-month period, compared to $141.1 million reported for the nine months ended September 30, 2005, an increase of 4.9%. Compensation and benefits expense increased by 5.5% for the current nine-month period compared to the prior year period while occupancy and equipment costs increased by 11.2% over this same period. The increase in these categories is primarily due to the impact of the EFC transaction and normal salary increases. Amortization of core deposit intangibles increased as a result of the EFC acquisition. Lower advertising expenses were due to lower promotional campaign activity in the first nine months of 2006 compared to last year. Professional expense decreased $1.3 million due to lower consulting fees. In 2005 we incurred consulting fees related to various process improvements including an automated work flow system for the mortgage loan division and Sarbanes-Oxley and Bank Secrecy anti-money laundering compliance costs.

Income Tax Expense

Income tax expense totaled $13.0 million in the current quarter, equal to an effective income tax rate of 34.6%, compared to 33.4% reported for the third quarter of 2005. The increase in the effective tax rate compared to the third quarter of last year was primarily attributable to increased state income taxes and reduced tax benefits from low income housing investments, offset in part by an increase in benefits from tax-exempt investments.

Income tax expense totaled $39.2 million in the current nine-month period, equal to an effective income tax rate of 34.2%, compared to $39.9 million or 34.4% reported for the nine months ended September 30, 2005. The decrease in the effective tax rate compared to the prior year period was primarily attributable to an increase in tax-exempt investments and tax-advantaged bank-owned life investments, which offset higher state income taxes and reduced tax benefits from low income housing investments.

Asset Quality

	9/30/06	6/30/06	12/31/05
		(Dollars in thousands)
Non-performing loans (NPL)	$48,492	42,165	31,160
Non-performing assets (NPA)	52,326	44,257	31,949
NPL / total loans	.62%	.53	.43
NPA / total assets	.46	.39	.30
Allowance for loan losses (ALL)	$40,402	40,398	36,495
ALL / total loans	.51%	.51	.51
ALL / NPL	83.3	95.8	117.1
Provision for loan losses (quarter ended)	$900	1,250	1,500
Net charge-offs (quarter ended)	896	1,873	1,340

We experienced an increase in non-performing loans in the current quarter, primarily relating to our residential mortgage loan portfolio. Most of the charge-offs in the quarter were also related to the residential loan portfolio. The provision for loan losses in the current quarter reflects the level of charge-offs, shift in the mix of the portfolio, and the increase in non-performing loans, offset by the shrinkage in the loan portfolio. At September 30, 2006, loans secured by one- to four-family residential real estate comprised 88.7% of non-performing loans compared to 90.6% at June 30, 2006 and 93.1% at December 31, 2005.

Balance Sheet & Capital

	9/30/06	6/30/06	12/31/05
	(Dollars in thousands)
Assets:
Total assets	$11,464,799	11,450,366	10,487,504
Loans receivable, net	7,812,060	7,955,098	7,174,742
Mortgage-backed securities	1,436,544	1,462,643	1,556,570
Liabilities and Equity:
Total liabilities	$10,405,647	10,411,480	9,509,325
Deposits	6,876,975	6,926,537	6,197,503
Borrowed funds	3,275,369	3,222,442	3,057,669
Junior subordinated debentures	67,011	67,011	67,011
Stockholders' equity	1,059,152	1,038,856	978,179

Deposit Composition

	9/30/06		6/30/06		12/31/05
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Commercial checking	$ 303,777	—%	$ 307,668	—%	$ 258,632	—%
Non-interest bearing checking	294,087	—	299,767	—	291,462	—
Interest-bearing checking	723,667	1.08	780,470	1.15	816,387.98
Commercial money market	82,225	3.95	87,244	3.82	60,064	3.07
Money market	721,278	3.36	698,278	2.86	615,280	2.34
Passbook	1,165,252.72		1,255,464.68		1,268,680.60

Core deposits	3,290,286	1.33	3,428,891	1.19	3,310,505.96

Certificates of deposit	3,587,069	4.48	3,498,157	4.23	2,885,998	3.65
Unamortized premium
(discount), net	(380)	—	(511)	—	1,000	—

Total deposits	$ 6,876,975	2.97%	$ 6,926,537	2.72%	$ 6,197,503	2.22%

Since December 31, 2005 deposits have increased $679 million primarily due to deposits added in the EFC acquisition. Intense rate competition has made deposit growth challenging during 2006.

Stockholders’ Equity

During the current quarter, we declared $8.2 million in cash dividends, and repurchased 321,779 shares of our common stock at an average price of $41.03, which completed our recently announced stock buyback program. The decline in interest rates during the quarter led to a $16.6 million decrease in the after-tax unrealized loss of securities held for sale. The Bank’s tangible, core and risk-based capital ratios at September 30, 2006 exceeded minimum and well-capitalized regulatory capital requirements. Return on equity for the nine months ended September 30, 2006 was 9.61% compared to 10.62% for the nine months ended September 30, 2005. Return on tangible equity for the nine months ended September 30, 2006 was 15.53% compared to 15.89% for the nine months ended September 30, 2005.

Company Profile

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 82 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. The Company’s common stock trades on the NASDAQ Stock Market under the symbol MAFB.

Forward-Looking Information

Statements contained in this news release that are not historical facts, constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management’s outlook or future prospects of the Company and its subsidiaries include, but are not limited to, unanticipated changes in interest rates or further inversion of the yield curve, unanticipated changes in secondary mortgage market conditions, deposit flows, competition, adverse federal or state legislative or regulatory developments, higher than expected compliance costs, changes in economic conditions which result in increased delinquencies in the Company’s loan portfolio, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, financial services and residential real estate in the Company’s market areas, delays in the closing of existing lot sale contracts, deterioration in local housing markets, the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

MAF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)
Interest income	$152,506	122,044	$444,158	350,332
Interest expense	87,382	55,920	244,665	149,591

Net interest income	65,124	66,124	199,493	200,741
Provision for loan losses	900	480	2,550	480

Net interest income after provision for loan losses	64,224	65,644	196,943	200,261
Non-interest income:
Net gain (loss) on sale of:
Loans receivable held for sale	3,569	2,654	8,978	8,834
Investment securities	—	(33)	—	727
Fixed assets	4	143	786	142
Foreclosed real estate	(8)	(12)	(101)	196
Deposit account service charges	11,388	9,342	30,779	25,757
Other loan fees	1,777	1,757	4,904	4,386
Bank-owned life insurance income	1,787	2,116	5,142	4,120
Brokerage and insurance commissions	1,510	1,184	4,566	3,540
Loan servicing fee income, net	920	479	2,548	1,818
Valuation recovery on mortgage servicing rights	—	—	—	125
Income (loss) from real estate operations	(111)	—	1,091	166
Other	2,234	2,730	7,076	7,224

Total non-interest income	23,070	20,360	65,769	57,035
Non-interest expense:
Compensation and benefits	26,145	24,386	80,695	76,524
Office occupancy and equipment	7,973	7,407	24,026	21,607
Advertising and promotion	2,332	2,067	6,134	7,084
Data processing	2,279	2,009	7,187	6,044
Other	9,785	8,914	26,701	27,694
Amortization of core deposit intangibles	1,042	716	3,268	2,185

Total non-interest expense	49,556	45,499	148,011	141,138

Income before income taxes	37,738	40,505	114,701	116,158
Income taxes	13,041	13,520	39,237	39,937

Net income	$24,697	26,985	$75,464	76,221

Basic earnings per share	$0.75	0.84	$2.27	2.35

Diluted earnings per share	0.74	0.83	2.23	2.30

Average common and common equivalent shares
outstanding (in thousands):
Basic	32,939	32,016	33,283	32,389
Diluted	33,460	32,681	33,870	33,081

MAF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Cash and due from banks	$173,952	$183,799
Interest-bearing deposits	99,303	38,491
Federal funds sold	177,473	23,739

Total cash and cash equivalents	450,728	246,029
Investment securities available for sale, at fair value	530,405	475,152
Stock in Federal Home Loan Bank of Chicago, at cost	159,111	165,663
Mortgage-backed securities available for sale, at fair value	1,216,778	1,313,409
Mortgage-backed securities held to maturity (fair value $213,097 and $237,489)	219,766	243,161
Loans receivable held for sale	109,886	114,482
Loans receivable, net	7,852,462	7,211,237
Allowance for loan losses	(40,402)	(36,495)

Loans receivable, net of allowance for loan losses	7,812,060	7,174,742

Accrued interest receivable	49,927	44,339
Foreclosed real estate	3,834	789
Real estate held for development or sale	77,963	50,066
Premises and equipment, net	176,245	149,312
Bank-owned life insurance	147,335	107,253
Other assets	79,291	68,685
Goodwill	387,903	304,251
Intangibles, net	43,567	30,171

Total assets	$11,464,799	10,487,504

Liabilities and Stockholders' Equity
Liabilities:
Deposits	6,876,975	6,197,503
Borrowed funds	3,275,369	3,057,669
Junior subordinated debentures	67,011	67,011
Advances by borrowers for taxes and insurance	30,397	45,115
Accrued expenses and other liabilities	155,895	142,027

Total liabilities	10,405,647	9,509,325

Stockholders' equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none
outstanding	—	—
Common stock, $.01 par value; 80,000,000 shares authorized; 34,499,494 and
33,634,642 shares issued; 32,807,410 and 32,066,721 shares outstanding	345	336
Additional paid-in capital	568,867	527,131
Retained earnings, substantially restricted	580,706	537,140
Accumulated other comprehensive loss, net of tax	(18,478)	(19,391)
Treasury stock, at cost 1,692,084 and 1,567,921 shares	(72,288)	(67,037)

Total stockholders' equity	1,059,152	978,179

	$11,464,799	$10,487,504

MAF BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	September 30, 2006	December 31, 2005	September 30, 2005
Book value per share	$32.28	$30.50	$30.14
Tangible book value per share¹	19.84	20.69	20.30
Stockholders' equity to total assets	9.24%	9.33%	9.42%
Tangible stockholders' equity to tangible assets¹	5.89	6.52	6.54
Tangible capital ratio (Bank only)	7.34	7.07	7.20
Core capital ratio (Bank only)	7.34	7.07	7.20
Risk-based capital ratio (Bank only)	11.29	11.15	11.42
Common shares outstanding	32,807,410	32,066,721	32,054,453
Mortgage loans serviced for others	$3,469,251	$2,919,075	$3,642,815
Capitalized mortgage servicing rights, net	23,193	20,007	24,992
Core deposit intangibles, net	20,374	10,164	10,880
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Average balance data:
Total assets	$11,331,914	$10,121,996	$11,316,742	$9,878,240
Loans receivable	8,063,626	7,099,738	8,053,656	6,986,748
Interest-earning assets	10,319,474	9,301,466	10,350,265	9,088,716
Interest-bearing deposits	6,249,394	5,587,905	6,200,376	5,549,134
Interest-bearing liabilities	9,534,214	8,468,997	9,509,105	8,250,158
Stockholders' equity	1,039,711	959,084	1,046,616	957,070
Tangible stockholders' equity	630,450	642,578	647,945	639,830
Performance ratios (annualized):
Return on average assets	.87%	1.07%	.89%	1.03%
Return on average equity	9.50	11.25	9.61	10.62
Return on average tangible equity¹	15.67	16.80	15.53	15.89
Non-interest expense to average assets	1.75	1.80	1.74	1.91
Non-interest expense to average assets and loans
serviced for others	1.35	1.32	1.36	1.39
Efficiency ratio²	56.19	52.68	55.96	54.94
Loans sold	$383,566	$231,294	$969,143	$647,274
Cash dividends declared per share	.25	.23	.75	.69
¹	See “Reconciliation of GAAP to Non-GAAP Financial Measures” on the following page.

²

The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain (loss) on sale of mortgage-backed and investment securities and fixed assets.

MAF BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America, or GAAP. These measures include tangible book value per share, tangible stockholders’ equity to tangible assets ratio and annualized return on average tangible equity. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance and financial condition and believes this presentation provides useful supplemental information that is helpful in understanding our financial condition and results, as it provides a method to assess management’s success in managing alternatives for the utilization of tangible capital. These disclosures should not be considered an alternative to GAAP, nor are they necessarily comparable to non-GAAP performance measures that might be presented by other companies.

Tangible Book Value Per Share

Tangible book value per share is calculated by dividing (a) stockholders’ equity less the sum of goodwill and core deposit intangibles, by (b) common shares outstanding. The following table presents a reconciliation of stockholders’ equity to tangible stockholders’ equity (in thousands):

	9/30/06		12/31/05		9/30/05
	Amount	Per share	Amount	Per share	Amount	Per share
Stockholders' equity - as reported	$1,059,152	32.28	$978,179	30.50	$965,967	30.14
Goodwill	(387,903)	(11.82)	(304,251)	(9.49)	(304,412)	(9.50)
Core deposit intangibles	(20,374)	(0.62)	(10,164)	(0.32)	(10,880)	(0.34)

Tangible stockholders' equity	$650,875	19.84	$663,764	20.69	$650,675	20.30

Tangible Stockholders’ Equity to Tangible Assets

Tangible stockholders’ equity to tangible assets is calculated by dividing (a) stockholders’ equity less the sum of goodwill and core deposit intangibles, by (b) total assets less the sum of goodwill and core deposit intangibles. The following table presents a reconciliation of total assets to tangible assets (in thousands):

	9/30/06	12/31/05	9/30/05
Total assets - as reported	$11,464,799	$10,487,504	$10,259,035
Goodwill	(387,903)	(304,251)	(304,412)
Core deposit intangibles	(20,374)	(10,164)	(10,880)

Tangible total assets	$11,056,522	$10,173,089	$9,943,743

Return on Average Tangible Stockholders’ Equity

Return on average tangible stockholders’ equity is calculated by dividing (a) annualized net income by (b) average stockholders’ equity less average goodwill and core deposit intangibles. The following table presents a reconciliation of average stockholders’ equity to average tangible stockholders’ equity (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Average stockholders' equity	$1,039,711	959,084	$1,046,616	957,070
Average goodwill	(388,200)	(305,154)	(378,002)	(305,165)
Average core deposit intangibles	(21,061)	(11,352)	(20,669)	(12,075)

Average tangible stockholders' equity	$630,450	642,578	$647,945	639,830